UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 18, 2008

(Date of Earliest Event Reported)

THRESHOLD PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32979	94-3409596
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Seaport Boulevard

Redwood City, California 94063

(Address of Principal Executive Offices)(Zip Code)

(650) 474-8200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

Threshold Pharmaceuticals, Inc. (the Company”) today announced the effectiveness of a reverse stock split. As a result of the reverse stock split, which became effective at 12:01 am EST today, every six shares of the Company’s common stock have been combined into one share of common stock; holders of fractional shares created by the reverse stock split are entitled to receive a cash payment equal to the value of such fractional shares.

The reverse stock split affects all of the Company’s common stock and warrants outstanding, including the amount of shares issuable under the Company’s 2001 Equity Incentive Plan and 2004 Employee Stock Purchase Plan and the amount of shares of common stock and warrants to purchase shares of common stock issuable by the Company in connection with the Securities Purchase Agreement entered into by the Company on July 9, 2008. The reverse stock split reduced the number of shares of the Company’s common stock outstanding from 37,460,970 shares to approximately 6,243,495 shares. In addition, on August 18, 2008, the Company filed an amendment to its Amended and Restated Certificate of Incorporation that reduced the number of authorized shares of common stock from 150,000,000 shares to 50,000,000 shares. The number of authorized shares of preferred stock continues to be 2,000,000 shares. As a result of the reverse stock split, the Company’s common stock began trading today for 20 consecutive trading days under a new ticker symbol on Nasdaq: THLDD. The “D” will be removed from the trading symbol as of the open of business Thursday, September 18, 2008. The Company’s common stock will also trade under a new CUSIP number.

Item 8.01	Other Events.

Today the Company issued the press release attached hereto as Exhibit 99.1 regarding the transaction described in this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated August 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ JOEL A. FERNANDES
Joel A. Fernandes
Senior Director, Finance and Controller

Date: August 20, 2008